BlackRock Liquidity Funds:  MuniCash (the "Fund")
77M
Mergers


Attached please find as an exhibit to Sub-Item 77M of Form N-
SAR, information regarding a reorganization in which the Fund, a series of BlackRock Liquidity Funds, was the surviving party.


BlackRock Liquidity Funds:  MuniCash
77M
Mergers


During the fiscal semi-annual period ended April 30, 2016, MuniCash (the "Acquiring Fund"), a series of BlackRock Liquidity Funds (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of FFI Institutional Tax-Exempt Fund, a series of Funds For Institutions Series (the "Target Fund"), including the assets the Target Fund acquired from Master Institutional Tax-Exempt Portfolio, a series of Master Institutional Money Market LLC (the "Master Target Fund"). Before the reorganization described below, the Target Fund invested all of its investable assets in the Master Target Fund.
At a meeting held on July 28, 2015, the Board of the Registrant, with respect to the Acquiring Fund, the Board of Funds For Institutions Series, with respect to the Target Fund and the Board of Master Institutional Tax-Exempt Portfolio, with respect to the Master Target Fund, each approved the proposal which provided for the reorganization consisting of: (i) the transfer of the assets and liabilities of the Master Target Fund to the Target Fund in exchange for the surrender of all of the limited liability company interests of the Master Target Fund owned by the Target Fund (which transfer may be structured as an in-kind liquidation of the Master Target Fund); (ii) the transfer of the assets and liabilities of the Target Fund, including the assets it acquired from the Master Target Fund, to the Acquiring Fund in exchange for newly-issued shares of the Acquiring Fund having an aggregate net asset value equal to the value of the assets of the Target Fund acquired by the Acquiring Fund reduced by the liabilities of the Target Fund; and (iii) the distribution of the newly-issued shares of the Acquiring Fund to the shareholders of the Target Fund (the "Reorganization").
On August 10, 2015, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-206288) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Target Fund. The N-14 Registration Statement went effective on October 28, 2016.
At a shareholder meeting held on December 17, 2015, the requisite shareholders of the Target Fund approved the Reorganization. As a result, the Acquiring Fund acquired substantially all of the assets and assumed substantially all of the liabilities of the Target Fund in exchange for an equal aggregate value of Acquiring Fund shares. The Reorganization was completed on [January 22,] 2016.